Exhibit 23.1 LEGAL OPINION

December 8th, 2000

Securities and Exchange Commission
Washington, D.C.

Re:  Shopathomekids.com., Inc.

To Whom It May Concern:

Shopathomekids.com,  Inc.,  is  a  corporation  duly  incorporated  and  validly existing and in good standing under the laws of the state of Texas. Shopathomekids.Com has full corporate powers to own its property and conduct its business, as such business is described in the prospectus. Shopathomekids.Com is qualified to do business as a foreign corporation in good standing in every jurisdiction in which the ownership of property and the conduct of business requires such qualification.

This opinion is given in connection with the registration with the Securities and Exchange Commission of three million seven hundred and ninety nine thousand three hundred (3,799,300) shares of common stock at a price of $.25 per share, for sale in Shopathomekids.Com's proposed public offering.

We have acted as special counsel to Shopathomekids.Com in connection with the review of the Registration Statement on Form SB-2, pursuant to which such shares are being registered and, in so acting, we have examined copies of the corporate instruments, certificates and other documents of Shopathomekids.Com and interviewed representatives of Shopathomekids.Com to the extent we deemed it necessary in order to form the basis for the opinion hereafter set forth. In such examination we have assumed the genuineness of all signatures and authenticity of all documents submitted to me as certified or photo static copies. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certificates of officers or representatives of Shopathomekids.com.

     3.399,300 of the shares being registered are now authorized and issued shares. 400,000 are being offered for sale. Based upon the foregoing, we are of the opinion that the 3,799,300 shares of common stock of Shopathomekids.Com being registered for sale by Shopathomekids.Com, when issued and sold pursuant to this Registration Statement, will be legally issued, fully paid and non-assessable and there will be no personal liability to the owners thereof.

The undersigned hereby consents to the use of this opinion in connection with such Registration Statement and its inclusions as an exhibit accompanying such Registration Statement.

Very Truly yours,

/s/:  Adam U.Shaikh, Esq.
Adam U. Shaikh, Esq.

Shawn F. Hackman, a PC.